Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-207214 and 333-184445) on Form S-8 of our report dated June 29, 2022, which appears in this annual report on Form 11-K of the Malvern Bank, National Association Employees’ Savings & Profit Sharing Plan and Trust for the year ended December 31, 2021.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

June 29, 2022